BNP RESIDENTIAL PROPERTIES, INC.
301 South College Street - Suite 3850
Charlotte, North Carolina 28202

Contact: Philip S. Payne
         Chairman
         Tel:  (704) 944-0100
         Fax:  (704) 944-2039

PRESS RELEASE
FOR IMMEDIATE RELEASE

                 BNP RESIDENTIAL PROPERTIES, INC. ANNOUNCES THE
               ACQUISITION OF HAMPTONS AT QUAIL HOLLOW APARTMENTS

Charlotte, North Carolina
October 27, 2005

BNP Residential Properties, Inc. (AMEX: BNP) today announced the acquisition of Hamptons at Quail Hollow Apartments located in Charlotte, North Carolina, for a contract purchase price of $17,500,000. The 31 acre property contains 232 one, two and three bedroom apartment homes. The property also includes a swimming pool and two tennis courts.

This purchase was funded using part of the proceeds from the October 21, 2005, sale of Savannah Shores Apartments through a tax-deferred exchange under Section 1031 of the Internal Revenue Service code. The balance of the purchase price was provided by a draw of approximately $9.4 million on a newly established $13.0 million line of credit with Wachovia Bank, National Association, which carries a variable rate of LIBOR plus 1.65% and matures in November 2008.

Overview: BNP Residential Properties, Inc. is a real estate investment trust focused on owning and operating apartment communities. Following the acquisition announced today, the Company owns and operates 33 apartment communities containing a total of 8,418 units, including 3 communities for which we are general partner of the entity that owns the property. In addition to the apartment properties, the Company owns 40 properties that are leased on a triple net basis to a restaurant operator. The Company currently operates in the states of North Carolina, South Carolina and Virginia.

BNP Residential Properties, Inc. is structured as an UPREIT, or umbrella partnership real estate investment trust. The Company is the sole general partner and owns a controlling interest in BNP Residential Properties Limited Partnership, the operating partnership. All of the Company's operations are conducted through the operating partnership.


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